Exhibit 16.1

August 30, 2010

U.S. Securities and Exchange Commission
450 Fifth Street, N.W.
Washington, DC 20549

RE:     Golden Elephant Glass Technology, Inc.

We have read the statements under Item 4.01 of the Current Report on Form 8-K/A to be filed with the Securities and Exchange Commission on August 30, 2010 regarding the change of auditors.

We agree with all statements pertaining to us.

We have no basis to agree or disagree with statements pertaining to the successor accountants and the Company..

/s/ Malone Bailey, LLP
Malone Bailey, LLP